Exhibit 23.1

We consent to the inclusion in the Registration Statement (Form S-1) of OICco Acquisition I, Inc. (hereinafter the “Company”) of our report dated March 11, 2011, with respect to the balance sheets as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on July 24, 2009 through December 31, 2009, for the year ended December 31, 2010, and for the period from inception on July 24, 2009 through December 31, 2010 included in its Registration Statement (Form S-1).

/s/ SAM KAN & COMPANY ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
May 13, 2011 ___________________________________
Date